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                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

                CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
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                           (Name of Subject Company)

                CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
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                      (Names of Persons Filing Statement)

                           Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                     (CUSIP Number of Class of Securities)

                                Patrick J. Foye
                  Apartment Investment and Management Company
                           Colorado Center, Tower Two
                  2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

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(Name,address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                         Los Angeles, California 90071
                                 (213) 687-5000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.




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         The information in this (the "Offer") "Offer to Purchase of AIMCO
Properties, L.P., dated May 15, 2000, Exhibit (a) hereto, is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14d-9 is being filed by Consolidated Capital Institutional Properties/2, a California limited partnership (the
"Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Units of limited partnership of the Partnership are the subject of the tender offer.

Item 5.  Person/Assets, Retained, Employed, Compensated or Used.

         Not Applicable

Item 7.  Purposes of the Transaction and Plans or Proposals.

         Not Applicable

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit (a)(1) to Schedule TO of AIMCO Properties, L.P. dated May 15, 2000, is incorporated herein by reference.)

         (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11. Conflicts of Interest and Transactions with Affiliates," "The Offer-Section 13. Certain Information Concerning Your Partnership-Property Management," "The Offer-Section 13. Certain Information Concerning Your Partnership-Distributions," and "The Offer-Section 13. Certain Information Concerning Your Partnership-Compensation Paid to the General Partner and its Affiliates" is hereby incorporated herein by reference.

         (g)      Not applicable




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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 15, 2000


                                        CONSOLIDATED CAPITAL INSTITUTIONAL
                                        PROPERTIES/2
                                        a California limited partnership

                                        By:      CONCAP EQUITIES, INC.
                                           ------------------------------------
                                           Its General Partner

                                        By:      /s/ Patrick J. Foye
                                           -------------------------------------
                                           Patrick J. Foye
                                           Executive Vice President



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                                 EXHIBIT INDEX


EXHIBIT NO.                DESCRIPTION
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
         (a)      Offer to Purchase of AIMCO Properties, L.P. (Exhibit (a)(1)
                  to Schedule TO of AIMCO Properties, L.P. dated May 15, 2000, is incorporated herein by reference.)

         (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11. Conflicts of Interest and Transactions with Affiliates," "The
                  Offer-Section 13. Certain Information Concerning Your
                  Partnership-Property Management," "The Offer-Section 13.
                  Certain Information Concerning Your
                  Partnership-Distributions," and "The Offer-Section 13.
                  Certain Information Concerning Your Partnership-Compensation
                  Paid to the General Partner and its Affiliates" is hereby incorporated herein by reference.

         (g)      Not applicable